Exhibit 2.4

[NOTE: Certain information has been excluded from this exhibit because it is both (i) not material and (ii) would likely be competitively harmful if publicly disclosed.]

Execution Version

FIRST AMENDMENT
TO
CONTRIBUTION AGREEMENT

This FIRST AMENDMENT TO CONTRIBUTION AGREEMENT (this “Amendment”), dated as of February 6, 2020, is by and among Grenadier Energy Partners II, LLC, a Delaware limited liability company (“Contributor”), HighPeak Energy Assets II, LLC, a Delaware limited liability company (“Acquiror”), Pure Acquisition Corp., a Delaware corporation (“Pure”), HighPeak Energy, Inc., a Delaware corporation (“HighPeak Energy”) and solely for the purposes of Sections 2 and 3 of this Amendment, each of HPK Energy, LLC, a Delaware limited liability company (“HPK GP”), HighPeak Energy Management, LLC, a Delaware limited partnership (“HPK Representative”), HighPeak Energy, LP, a Delaware limited partnership (“HighPeak I”), HighPeak Energy II, LP, a Delaware limited partnership (“HighPeak II”) and HighPeak Energy III, LP, a Delaware limited partnership (“HighPeak III” and together with HPK GP, HPK Representative, HighPeak I, HighPeak II, each individually a “HPK Party” and collectively, the “HPK Parties”). Contributor, Acquiror, Pure and HighPeak Energy are collectively referred to herein as the “Parties”, and are sometimes referred to individually as a “Party.”

WHEREAS, the Parties entered into that certain Contribution Agreement, dated as of November 27, 2019 (as may be amended from time to time, the “Contribution Agreement”); and all capitalized terms used, but not otherwise defined, herein shall have the meanings attributed to such terms in the Contribution Agreement; and

WHEREAS, in connection with the execution and delivery of this Amendment, the parties to the HPK Business Combination Agreement are entering into that certain First Amendment to Business Combination Agreement of even date herewith (the “First Amendment to Combination Agreement”) of which a copy has been made available to the Parties and Contributor has consented to the execution and delivery of same by the parties thereto; and

WHEREAS, subject to the satisfaction of the conditions set forth herein, the Parties desire to amend the Contribution Agreement, as more fully set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

1.           Certain Amendments.

(a)      The fifth sentence of Section 2.02(a) of the Contribution Agreement is hereby deleted and replaced in its entirety with the following:

(a)     “Further, in consideration of the mutual agreements set forth herein, the additional Closing consideration described in Sections 2.01(a)(iii) and (a)(iv), and the consideration paid in connection with that certain First Amendment to Contribution Agreement, dated as of February 6, 2020, by and among the Parties and certain other Persons, the Parties have agreed to further extend the Target Closing Date to May 21, 2020.”

(b)     Section 6.11(d)(ii)(C) of the Contribution Agreement is hereby deleted and replaced in its entirety with the following:

“(C)     up to 38,480,000 HighPeak Energy Warrants, including any HighPeak Energy Warrants issued pursuant to the Forward Purchase Agreement Amendment and the HighPeak Energy Warrants Acquisition Price, will be issued and outstanding and up to 38,480,000 shares of HighPeak Energy Common Stock will be reserved for issuance upon the exercise of such HighPeak Energy Warrants;”

(c)     Forward Purchase Agreement. Section 7.20 of the Contribution Agreement is hereby deleted and replaced in its entirety with the following: “Section 7.20 Reserved.”

(d)     Article VIII of the Contribution Agreement is hereby amended by adding the following as new Sections 8.14, 8.15 and 8.16, respectively:

“Section 8.14     Cap on Available Debt Proceeds Used to Pay Cash Acquisition Price and Transaction Expenses. The amount of funds from Available Debt Proceeds used by the Acquiror Entities to pay the Cash Acquisition Price, “Contributor’s” (as defined in the HPK Business Combination Agreement) “Transaction Expenses” (as defined in the HPK Business Combination Agreement) and “Parent’s” (as defined in the HPK Business Combination Agreement) “Transaction Expenses” (as defined in the HPK Business Combination Agreement) at or in connection with the Closing shall not exceed Four Hundred Million Dollars ($400,000,000.00).”

“Section 8.15     Equity Proceeds. The proceeds available to the Acquiror Entities from the issuance of Pure Common Stock or HighPeak Energy Common Stock to purchasers (other than (a) Jack Hightower, (b) the Acquiror Parties, (c) any “Contributor” (as defined in the HPK Business Combination Agreement) (other than HighPeak Energy III, LP provided it is not controlled by any of Jack Hightower, the Acquiror Parties or any of “HighPeak I, HighPeak II or HPK Energy GP” (as defined in the HPK Business Combination Agreement)), (d) any employee(s) of the Persons whose proceeds are excluded pursuant to clauses (b) or (c) above, (e) any Person(s) that own or hold more than Twenty Million Dollars ($20,000,000.00) of equity or equity commitments in any of the Persons whose proceeds are excluded pursuant to clauses (b) (other than holders of “Pure Class A Common Stock” (as defined in the Contribution Agreement)) or (c) above, and (f) any Affiliate(s) of any Person(s) whose proceeds are excluded pursuant to clauses (a) through (e) above (in the case of Persons whose proceeds are excluded pursuant to clause (b) above other than holders of “Pure Class A Common Stock” (as defined in the Contribution Agreement)) shall exceed One Hundred Fifty Million Dollars ($150,000,000.00).”

“Section 8.16     Outstanding Debt. Immediately after the Closing, the Indebtedness of the Acquiring Parties, in the aggregate, shall not exceed Four Hundred Million Dollars ($400,000,000.00).”

(e)     Target Closing Date. Section 10.01 of the Contribution Agreement is hereby amended to change the definition of Target Closing Date from February 21, 2020 to mean, instead, “May 21, 2020.”

(f)     Section 11.01(d), (e) and (f) of the Contribution Agreement are hereby deleted and replaced in their entirety with the following:

“(d) by either Party if the Closing shall not have occurred on or before May 24, 2020 (the “Outside Date”);

(e)     by either Party if any Governmental Authority shall have issued an order, judgment or decree, restraining, enjoining, prohibiting or invalidating the consummation of any of the Transactions;

(f)     by Acquiror on or after the Target Closing Date to the extent permitted in accordance with Section 13.04(b); or”

(g)     Section 11.01 of the Contribution Agreement is hereby amended to add the following clause (g) immediately after Section 11.01(f) of the Contribution Agreement:

“(g)     by Contributor if any Second Extension Payment Default (as defined in that certain First Amendment to Contribution Agreement) is occurring;”

(h)     Section 15.25 of the Contribution Agreement is hereby amended to add the following definition of “Indebtedness”:

“Indebtedness” means, any liability that would be customarily designated as a liability in accordance with GAAP, including, without limitation debt for borrowed money, but excluding accounts payable or accrued expenses, in each case, incurred in the ordinary course of business and the endorsement of negotiable instruments for collection in the ordinary course of business.”

(i)     The definition of “Available Financing Proceeds” in the Contribution Agreement is hereby deleted and replaced in its entirety with the following:

““Available Financing Proceeds” means, as of the Closing, an amount equal to the Available Debt Proceeds , plus any net cash proceeds to any Acquiror Entity resulting from the PIPE Investment, the Forward Purchases and any other issuance of Pure Common Stock or HighPeak Energy Common Stock after the Execution Date and prior to or at Closing.”

(j)     The definition of “Available Liquidity” in the Contribution Agreement is hereby deleted and replaced in its entirety with the following:

““Available Liquidity” means, as of the Closing, (a) the amount of funds contained in the Pure Trust Account (net of the Pure Stockholder Redemption Amount), plus (b) any cash on-hand of the Acquiror Entities as of the Closing (but excluding such cash to the extent it is included in the calculation of clause (a) or clause (c) of this definition), plus (c) the amount of Available Financing Proceeds, minus (d) the amount of the Cash Acquisition Price payable at Closing, minus (e) the “Contributor’s” (as defined in the HPK Business Combination Agreement) “Transaction Expenses” (as defined in the HPK Business Combination Agreement) (to the extent not paid by or on behalf of “Contributor” (as defined in the HPK Business Combination Agreement) prior to the Closing), minus (f) “Parent’s” (as defined in the HPK Business Combination Agreement) “Transaction Expenses” (as defined in the HPK Business Combination Agreement), plus (g) the amount of any and all capital expenditures and other amounts paid by or on behalf of the Acquiror Entities, with respect to their respective assets, and, Contributor, with respect to the Assets, in each case, from and after January 1, 2020 through the Closing.”

(k)     The definition of “Excluded Debt” in the Contribution Agreement is hereby deleted and replaced in its entirety with the following:

““Excluded Debt” means any Sponsor Loans (as defined in the HPK Business Combination Agreement).”

(l)     The definition of “Forward Purchase Agreement Amendment” in the Contribution Agreement is hereby deleted and replaced in its entirety with the following:

““Forward Purchase Agreement Amendment” means an amended and restated Forward Purchase Agreement in substantially the form attached as Exhibit E to the HPK Business Combination Agreement (as amended by the First Amendment to Business Combination Agreement) which shall include, among other matters, a reduction in the number of warrants to be issued under the Forward Purchase Agreement by 2,500,000 warrants.”

(m)     The definition of “Sponsor” in the Contribution Agreement is hereby deleted and replaced in its entirety with the following:

““Sponsor” shall mean HighPeak Pure Acquisition, LLC and/or when used in connection with the Forward Purchase Agreement, shall mean any Purchaser (as defined therein) that is a Purchaser thereunder as of such applicable time.”

2.           Certain Representations of the Parties.

(a)     Contributor hereby remakes as of the date hereof the representations and warranties set forth in Section 5.01, Section 5.02 and Section 5.03 of the Contribution Agreement, it being acknowledged that all references in such representations and warranties as to the “Agreement” shall be deemed to refer to the Contribution Agreement and this Amendment, collectively.

(b)     Acquiror hereby remakes as of the date hereof the representations and warranties set forth in Section 6.01, Section 6.02 and Section 6.03 of the Contribution Agreement, it being acknowledged that all references in such representations and warranties as to the “Agreement” shall be deemed to refer to the Contribution Agreement and this Amendment, collectively.

(c)     HighPeak Energy hereby remakes as of the date hereof the representations and warranties set forth in Section 6.01, Section 6.02, Section 6.03, Section 6.11(a) and Section 6.11(b) of the Contribution Agreement, it being acknowledged that all references in such representations and warranties as to the “Agreement” shall be deemed to refer to the Contribution Agreement and this Amendment, collectively.

(d)     Pure hereby remakes as of the date hereof the representations and warranties set forth in Section 6.10(a) and Section 6.10(b) of the Contribution Agreement, it being acknowledged that all references in such representations and warranties as to the “Agreement” shall be deemed to refer to the Contribution Agreement and this Amendment, collectively.

(e)     Each HPK Party hereby makes as of the date hereof the representations and warranties set forth in Section 6.01, Section 6.02 and Section 6.03 of the Contribution Agreement, it being acknowledged that all references in such representations and warranties as to (a) the “Agreement” shall be deemed to refer to the Contribution Agreement and this Amendment, collectively, and (ii) “Acquiror” shall be deemed to be references to each HPK Party mutatis mutandis.

3.           Second Extension Payment. In consideration of Contributor agreeing to the amendments set forth above, each of Acquiror and each HPK Party (except for the HPK Representative) jointly and severally agree to pay to Contributor by wire transfer of immediately available funds to the account set forth on Attachment 1 an aggregate amount equal to Fifteen Million Dollars ($15,000,000.00) (the “Second Extension Payment”) which amount shall be due and payable as follows:

(a)     One Million Dollars ($1,000,000.00) no later than 5:00 pm Central Time on the date hereof;

(b)     Five Million Dollars ($5,000,000.00) no later than 5:00 pm Central Time on February 21, 2020;

(c)     Five Million Dollars ($5,000,000.00) no later than 5:00 pm Central Time on March 20, 2020; and

(d)     Four Million Dollars ($4,000,000.00) no later than 5:00 pm Central Time on April 21, 2020.

For the avoidance of doubt and notwithstanding anything to the contrary herein or in the Agreement, (i) the Second Extension Payment shall not be credited against Acquiror’s obligation to pay the Cash Acquisition Price at Closing and (ii) the obligation of Acquiror and each HPK Party (except for the HPK Representative) to jointly and severally pay the entirety of the Second Extension Payment is consideration for the execution of this Amendment by Contributor and shall survive any termination of the Agreement.

4.           Conditions to Effectiveness of Amendment. The amendments to the Contribution Agreement set forth in Section 1 shall be effective only upon the satisfaction of the following conditions on or before 5:00 p.m. Central Time on February 6, 2020: (A) the funding and payment by Acquiror and the receipt by Contributor of the entirety of the amount set forth in Section 3(a) and (B) the execution and delivery of this Amendment by each of the Parties and the HPK Parties. In the event (and only in the event such conditions are not satisfied, it being understood that the entirety of this sentence shall be null and void ab initio in the event such conditions are satisfied) that any of the conditions set forth in the immediately foregoing sentence are not satisfied on or before 5:00 p.m. Central Time on February 6, 2020, this Amendment shall be null and void ab initio.

5.          Second Extension Payment Default. In the event any payment required under this Amendment is not paid within five (5) days of becoming due and payable (a “Second Extension Payment Default”), each of Acquiror and each HPK Party (except for the HPK Representative) jointly and severally agree to pay to Contributor by wire transfer of immediately available funds to the account set forth on Attachment 1 an amount equal to (i) all of the remaining unpaid installments of the Second Extension Payment, (ii) all reasonable attorneys’ fees plus all other reasonable expenses incurred by Contributor in exercising any of its rights and remedies upon a Second Extension Payment Default and (iii) interest on all unpaid amounts due and payable under this Section 5 at a rate (compounded monthly) equal to the lesser of (a) ten percent (10%) per annum and (b) the highest rate permitted by Law.

6.          HPK Business Combination Agreement. The requisite parties previously entered into that certain Business Combination Agreement, dated as of November 27, 2019 (as amended, modified or supplemented from time to time, the “HPK Business Combination Agreement”). As of the date hereof, the requisite parties to the HPK Business Combination Agreement are also entering into the First Amendment to Combination Agreement. The Parties hereby consent to the First Amendment to Combination Agreement and waive any and all provisions contained in the Contribution Agreement, including this Amendment, that are inconsistent with the entry into or performance of the First Amendment to Combination Agreement.

7.          Reaffirmation. Except as expressly modified and amended hereby, the Contribution Agreement shall continue in full force and effect, and the Parties ratify and confirm the Contribution Agreement as modified and amended hereby. The Parties hereby covenant and agree that the Contribution Agreement, as amended by this Amendment, the Exhibits and Schedules to the Contribution Agreement and the other documents contemplated under the Contribution Agreement set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and thereby and supersede all prior agreements, prior arrangements and prior understandings relating to the subject matter hereof and thereof. If any provision of this Amendment is construed to conflict with any provision of the Contribution Agreement (except as otherwise expressly provided in this Amendment), the provisions of this Amendment shall be deemed controlling to the extent of that conflict.

8.          Counterparts. This Amendment may be executed by the Parties and the HPK Parties in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one (1) and the same instrument. Any .pdf or other electronic transmission hereof or signature hereon shall, for all purposes, be deemed originals.

9.          References to Contribution Agreement. The Contribution Agreement, and any and all other agreements, documents, certificates or instruments now or hereafter executed and delivered pursuant to the terms thereof, as amended hereby, are hereby amended so that any reference in the Contribution Agreement and such other documents to the “Agreement” shall mean a reference to the Contribution Agreement, as amended hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

CONTRIBUTOR: GRENADIER ENERGY PARTNERS II, LLC By: /s/ Patrick J. Noyes Name: Patrick J. Noyes Title: President and CEO

Signature Page to First Amendment to Contribution Agreement

ACQUIROR:

HIGHPEAK ENERGY ASSETS II, LLC

By: HighPeak Energy II, LP, its managing member

By: HighPeak Energy GP II, LLC, its general partner

By:       /s/ Jack Hightower

Name:  Jack Hightower

Title:    President

PURE:

PURE ACQUISITION CORP.

By:       /s/ Steven W. Tholen

Name:  Steven W. Tholen

Title:    Chief Financial Officer

HIGHPEAK ENERGY:

HIGHPEAK ENERGY, INC.

By:       /s/ Steven W. Tholen

Name:  Steven W. Tholen

Title:    Chief Financial Officer

Signature Page to First Amendment to Contribution Agreement

HPK GP:

HPK ENERGY, LLC

By:       /s/ Jack Hightower

Name:  Jack Hightower

Title:    Chief Executive Officer

HPK REPRESENTATIVE:

HIGHPEAK ENERGY MANAGEMENT, LLC

By:       /s/ Jack Hightower

Name:  Jack Hightower

Title:    Chief Executive Officer

HIGHPEAK I:

HIGHPEAK ENERGY, LP

By:       /s/ Jack Hightower

Name:  Jack Hightower

Title:    Chief Executive Officer

HIGHPEAK II:

HIGHPEAK ENERGY II, LP

By:       /s/ Jack Hightower

Name:  Jack Hightower

Title:    Chief Executive Officer

Signature Page to First Amendment to Contribution Agreement

HIGHPEAK III: HIGHPEAK ENERGY III, LP By: /s/ Jack Hightower Name: Jack Hightower Title: Chief Executive Officer

Signature Page to First Amendment to Contribution Agreement

Attachment 1

[redacted]